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                                                                Exhibit 2.9

                                   GUARANTEE



         THIS GUARANTEE (this "Guarantee") dated as of December 30, 1993 is executed and delivered by SEAGULL ENERGY CORPORATION, a Texas corporation ("Guarantor") to CHEMICAL BANK OF CANADA, as Administrative Agent ("Administrative Agent") for itself and Banks (as defined in the hereinafter identified Credit Agreement) under the Credit Agreement (as hereinafter defined).

                                   ARTICLE 1

         Section 1.1. Definitions. As used in this Guarantee, these terms shall have these respective meanings:

         Borrower means Seagull Energy Canada Ltd., a corporation organized under the laws of the Province of Alberta, Canada.

         Credit Agreement means the Credit Agreement dated concurrently herewith executed among Borrower, Chemical Bank of Canada, as Arranger and Administrative Agent, The Bank of Nova Scotia, as Paying Agent and as Co-Agent, Canadian Imperial Bank of Commerce, as Co-Agent, and the Banks, as it may be amended, supplemented, restated or replaced from time to time.

         Debt means the sum of (a) all debt (principal, interest or other) evidenced by the Notes, the Letter of Credit Liabilities, the Reimbursement Obligations, or any of the foregoing, and all other obligations incurred under or arising pursuant to or in connection with the Credit Agreement or any of the Loan Documents, (b) all obligations and indebtedness ("Interest Rate Obligations") of Borrower to any one or more of the Banks or an Affiliate of a Bank (and if Interest Rate Obligations are owed to an Affiliate of a Bank, the references to "Bank" or "Banks" shall, where the context permits, be deemed to include such Affiliate) in connection with any program for interest rate protection permitted under the Credit Agreement or otherwise approved in writing by the Majority Banks and (c) all obligations and indebtedness ("Contract Obligations") of Borrower to any one or more of the Banks under any contract for sale for future delivery of commodities (whether or not the subject commodities are to be delivered), hedging contract, forward contract, swap agreement, futures contract or other similar agreement permitted under the Credit Agreement or otherwise approved in writing by the Majority Banks. The Debt includes interest and other obligations accruing or arising in connection with the foregoing after (a) commencement of any case under any bankruptcy or similar laws by or against any Obligor or (b) the obligations of any Obligor shall cease to exist by operation of law or for any other reason. The Debt also includes all reasonable attorneys' fees and any other





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expenses incurred by any Agent in negotiating, monitoring or enforcing the
Loans, the Notes, the Bankers' Acceptances, the Letter of Credit Liabilities, the Reimbursement Obligations, the Interest Rate Obligations, the Contract Obligations or any of the Loan Documents or defending against any claims arising directly or indirectly in respect of or on account of any of the Debt.

         Obligor means any person or entity now or hereafter primarily or secondarily obligated to pay all or any part of the Debt, including Borrower and Guarantor.

Unless redefined in this Guarantee, any capitalized term used in this Guarantee has the meaning ascribed to it in the Credit Agreement.

                                   ARTICLE 2

         Section 2.1. Execution of Loan Documents. Borrower has executed and delivered the Notes and the other documents evidencing the Debt to Agents and Banks, and the Debt is secured by certain of the liens, security interests, collateral assignments and other security devices created, evidenced or carried forward by the Loan Documents.

         Section 2.2. Consideration. In consideration of the credit and financial accommodations contemplated to be extended to Borrower by Agents and Banks pursuant to the documents evidencing the Debt, the other Loan Documents or otherwise, which Guarantor has determined will substantially benefit it directly or indirectly, and for other good and valuable consideration, the receipt and sufficiency of which Guarantor hereby acknowledges, Guarantor executes and delivers this Guarantee to Administrative Agent with the intention of being presently and legally bound by its terms.

                                   ARTICLE 3

         Section 3.1. Payment Guarantee. Guarantor, as a primary obligor and not as a surety, unconditionally guarantees to Administrative Agent for the ratable benefit of Banks the full, prompt and punctual payment of the Debt when due (whether at its stated maturity, by acceleration or otherwise) in accordance with the Loan Documents. This Guarantee is irrevocable, unconditional and absolute, and if for any reason all or any portion of the Debt shall not be paid when due, Guarantor will immediately pay the Debt to Paying Agent or other Person entitled to it, in U.S. Dollars or in Canadian Dollars, whichever currency or currencies in which the Debt is then denominated, regardless of (a) any defense, right of set-off or counterclaim which any Obligor may have or assert, (b) whether any Agent or any other Person shall have taken any steps to enforce any rights against any Obligor or any other Person to collect any of the Debt, and (c) any other circumstance, condition or contingency.





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         Section 3.2. Application of Payments or Prepayments.  The parties hereto agree that any payment or prepayment by Borrower or any other Person against the Debt shall be deemed paid in such order and manner as Administrative Agent shall determine in its sole discretion.

         Section 3.3. Obligations Not Affected. Guarantor's covenants, agreements and obligations under this Guarantee shall in no way be released, diminished, reduced, impaired or otherwise affected by reason of the happening from time to time of any of the following things, for any reason, whether by voluntary act, operation of law or order of any competent governmental authority and whether or not Guarantor is given any notice or is asked for or gives any further consent (all requirements for which, however arising, Guarantor hereby WAIVES):

                 (a) release or waiver of any obligation or duty to perform or observe any express or implied agreement, covenant, term or condition imposed in any of the Loan Documents or by applicable law on any Obligor or any party to the Loan Documents.

                 (b) extension of the time for payment of any part of the Debt or any other sums payable under the Loan Documents, extension of the time for performance of any other obligation under or arising out of or in connection with the Loan Documents or change in the manner, place or other terms of such payment or performance.

                 (c)      settlement or compromise of any or all of the Debt.

                 (d) renewal, supplementing, modification, rearrangement, amendment, restatement, replacement, cancellation, rescission, revocation or reinstatement (whether or not material) of any part of any of the Loan Documents or any obligations under the Loan Documents of any Obligor or any other party to the Loan Documents.

                 (e) acceleration of the time for payment or performance of any Debt or other obligation under any of the Loan Documents or exercise of any other right, privilege or remedy under or in regard to any of the Loan Documents.

                 (f) failure, omission, delay, neglect, refusal or lack of diligence by any Agent or any other Person to assert, enforce, give notice of intent to exercise--or any other notice with respect to--or exercise any right, privilege, power or remedy conferred on any Agent or any other Person in any of the Loan Documents or by law or action on the part of any Agent or any other Person granting indulgence, grace, adjustment, forbearance or extension of any kind to any Obligor or any other Person.

                 (g) release, surrender, exchange, subordination or loss of any security or lien priority under any of the Loan Documents or in connection with the Debt.





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                 (h)      release, modification or waiver of, or failure,
omission, delay, neglect, refusal or lack of diligence to enforce, any guaranty, pledge, mortgage, deed of trust, security agreement, lien, charge, insurance agreement, bond, letter of credit or other security device, guaranty, surety or indemnity agreement whatsoever.

                 (i) taking or acceptance of any other security or guaranty for the payment or performance of any or all of the Debt or the obligations of any Obligor.

                 (j) release, modification or waiver of, or failure, omission, delay, neglect, refusal or lack of diligence to enforce, any right, benefit, privilege or interest under any contract or agreement, under which the rights of any Obligor have been collaterally or absolutely assigned, or in which a security interest has been granted, to any Agent or any Bank as direct or indirect security for payment of the Debt or performance of any other obligations to--or at any time held by--any Agent or any Bank.

                 (k) death, legal incapacity, disability, voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, change in corporate or organizational status, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt or other similar proceedings of or affecting any Obligor or any of the assets of any Obligor, even if any of the Debt is thereby rendered void, unenforceable or uncollectible against any other Person.

                 (l) occurrence or discovery of any irregularity, invalidity or unenforceability of any of the Debt or Loan Documents or any defect or deficiency in any of the Debt or Loan Documents, including the unenforceability of any provisions of any of the Loan Documents because entering into any such Loan Document was ultra vires or because anyone who executed them exceeded their authority.

                 (m) failure to acquire, protect or perfect any lien or security interest in any collateral intended to secure any part of the Debt or any other obligations under the Loan Documents or failure to maintain perfection.

                 (n) failure by any Agent or any other Person to notify--or timely notify--Guarantor of any default, event of default or similar event (however denominated) under any of the Loan Documents, any renewal, extension, supplementing, modification, rearrangement, amendment, restatement, replacement, cancellation, rescission, revocation or reinstatement (whether or not material) or assignment of any part of the Debt, release or exchange of any security, any other action taken or not taken by any Agent or any other Person against any Obligor or any other Person or any direct or indirect security for any part of the Debt or other obligation of Borrower, any new agreement between any Agent and/or any Bank and any Obligor or any other Person or any other event or circumstance. Neither any Agent nor any Bank has any duty or obligation to give Guarantor any notice of any kind under any





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circumstances whatsoever with respect to or in connection with the Debt or the
Loan Documents.

                 (o) occurrence of any event or circumstances which might otherwise constitute a defense available to, or a discharge of, any Obligor, including failure of consideration, fraud by or affecting any Person, usury, forgery, breach of warranty, failure to satisfy any requirement of the statute of frauds, running of any statute of limitation, accord and satisfaction and any defense based on election of remedies of any type.

                 (p) receipt and/or application of any proceeds, credits or recoveries from any source, including any proceeds, credits, or amounts realized from exercise of any of Agents' rights, remedies, powers or privileges under the Loan Documents, by law or otherwise available to any Agent or any Bank.

                 (q) occurrence of any act, error or omission of any Agent or any other Person, except behavior which is proven to be in bad faith to the extent (but no further) that the Guarantor cannot effectively waive the right to complain.

         Section 3.4. Waiver of Certain Rights and Notices. Guarantor hereby WAIVES and RELEASES all right to require marshalling of assets and liabilities, sale in inverse order of alienation, notice of acceptance of this Guarantee and of any liability to which it applies or may apply, notice of the creation, accrual, renewal, increase, extension, modification, amendment or rearrangement of any part of the Debt, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notices and demands, collection, suit and the taking of any other action by any Agent or any Bank.

         Section 3.5. Not a Collection Guarantee. This is an absolute guarantee of payment, and not of collection, and Guarantor WAIVES any right to require that any action be brought against any Obligor or any other Person, or that any Agent or any Bank be required to enforce or exhaust any of its rights, benefits or privileges under any of the Loan Documents, by law or otherwise; provided that nothing herein shall be construed to prevent any Agent or any Bank from exercising and enforcing at any time any right, benefit or privilege which it may have under any Loan Document or by law from time to time, and at any time, and Guarantor agrees that Guarantor's obligations hereunder are--and shall be--absolute, independent and unconditional under any and all circumstances. Should any Agent or any Bank seek to enforce Guarantor's obligations by action in any court, Guarantor WAIVES any requirement, substantive or procedural, that such Agent or such Bank pursue any foreclosure action or that a judgment first be sought or rendered against any Obligor or any other Person or that any Obligor or any other Person be joined in such cause or that a separate action be brought against any Obligor or any other Person. Guarantor's obligations under this Guarantee are several from those of any other Obligor or any other Person, and are primary obligations concerning which Guarantor is the





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principal obligor.  All waivers in this Guarantee or any of the Loan Documents shall be without prejudice to any Agent or any Bank at its option to proceed against any Obligor or any other Person, whether by separate action or by joinder. Guarantor agrees that this Guarantee shall not be discharged except by payment of the Debt in full, complete performance of all obligations of the Obligors on the Debt and termination of the obligation--if any--to make any further advances under the Loan Documents or extend other financial accommodations to any Obligor.

         Section 3.6. Subrogation. Guarantor agrees that it shall not be entitled to exercise any rights of subrogation to any Agent's or any Bank's rights against any Obligor or any other Person or any collateral or offset rights held by any Agent or any Bank for payment of the Debt until final termination of this Guarantee.

         Section 3.7. Reliance on Guarantee. All extensions of credit and financial accommodations heretofore or hereafter made by any Agent or any Bank under or in respect of the Debt or Loan Documents shall be conclusively presumed to have been made in acceptance of this Guarantee.

         Section 3.8. Demands are Conclusive. A certificate submitted to Guarantor by any Administrative Agent setting forth the basis for any demand by Administrative Agent hereunder shall constitute a demand hereunder and shall be conclusive, absent manifest error, as to the matters therein stated, including the amount due.

         Section 3.9. Joint and Several. If any Person makes any guaranty of any of the obligations guaranteed hereby or gives any security for them, Guarantor's obligations hereunder shall be joint and several with the obligations of such other Person pursuant to such agreement or other papers making the guaranty or giving the security.

         Section 3.10. Payments Returned. Guarantor agrees that, if at any time all or any part of any payment previously applied by any Agent or any Bank to the Debt is or must be returned by any Agent or any Bank--or recovered from any Agent or any Bank--for any reason (including the order of any bankruptcy court), this Guarantee shall automatically be reinstated to the same effect as if the prior application had not been made, and, in addition, Guarantor hereby agrees to indemnify Agents and Banks against, and to save and hold Agents and Banks harmless from any required return by any Agent or any Bank--or recovery from any Agent or any Bank-- of any such payment because of its being deemed preferential under applicable bankruptcy, receivership or insolvency laws, or for any other reason.

                                   ARTICLE 4

         Guarantor warrants and represents as follows:





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         Section 4.1. Relationship to Borrower.   Guarantor has determined that
its liability and obligation under this Guarantee may reasonably be expected to substantially benefit Guarantor directly or indirectly, and Guarantor's board of directors has made that determination. Borrower and Guarantor are mutually dependent on each other in the conduct of their respective businesses and are, and do business together with the other Subsidiaries of Guarantor as, an integrated business enterprise involved in the development, exploration, production, marketing and transportation of oil, gas and other minerals. The maintenance and improvement of Borrower's financial condition is vital to sustaining the business of Guarantor and the transactions contemplated in the Credit Agreement produce distinct and identifiable financial and economic direct or indirect benefits to Guarantor. Such identifiable benefits include the availability of the proceeds of the Revolving Credit Loans to Guarantor on an as needed basis by way of intercompany loans and/or capital contributions for general corporate or other purposes. Guarantor has had full and complete access to the underlying papers relating to the Debt and all other papers executed by any Obligor or any other Person in connection with the Debt, has reviewed them and is fully aware of the meaning and effect of their contents. Guarantor is fully informed of all circumstances which bear upon the risks of executing this Guarantee and which a diligent inquiry would reveal. Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning Borrower's financial condition, and is not depending on any Agent or any Bank to provide such information, now or in the future. Guarantor agrees that neither any Agent nor any Bank shall have an obligation to advise or notify Guarantor or to provide Guarantor with any data or information. The execution and delivery of this Guarantee is not a condition precedent (and neither any Agent nor any Bank has in any way implied that the execution of this Guarantee is a condition precedent) to any Agent's or any Bank's making, extending or modifying any loan or any other financial accommodation to or for Guarantor.

         Section 4.2. Proceedings. No bankruptcy or insolvency proceedings are pending or contemplated by or--to the best of Guarantor's knowledge--against Guarantor.

                                   ARTICLE 5

         Section 5.1. Term. Subject to the automatic reinstatement provisions of Article 3 above, this Guarantee shall terminate and be of no further force or effect upon full payment of the Debt, complete performance of all of the obligations of the Obligors under the Loan Documents and final termination of the obligation--if any--to make any further advances under the Loan Documents or to provide any other financial accommodations to any Obligor.

                                   ARTICLE 6

         Section 6.1. Binding on Successors; No Assignment by Guarantor. All guaranties, warranties, representations, covenants and agreements in this Guarantee shall bind the successors and assigns of Guarantor and shall benefit Agents and Banks and their respective successors and





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assigns, and any holder of any part of the Debt.  Guarantor shall not assign or delegate any of its obligations under this Guarantee or any of the Loan Documents without Administrative Agent's and the Banks' express prior written consent.

         Section 6.2. Subordination of Borrower's Obligations to Guarantor. Guarantor agrees that if, for any reason whatsoever, Borrower now or hereafter becomes liable, obligated or indebted to Guarantor, all such liabilities, obligations and indebtedness, together with all interest thereon and fees and other charges in connection therewith, and all liens, security interests, charges and other security devices, shall at all times, be second, subordinate and inferior in right of payment, in lien priority and in all other respects to the Debt and all liens, collateral assignments, security interests and other security devices securing the Debt.

         Section 6.3. Waiver of Suretyship Rights. By signing this Guarantee, Guarantor WAIVES each and every right to which it may be entitled by virtue of any suretyship law, including any rights it may have under applicable laws to require that any action or proceeding be commenced against Borrower or any other Person as a condition to the institution of any action or proceeding relating to the obligations of Guarantor hereunder.

         Section 6.4. Amendments in Writing. This Guarantee shall not be changed orally but shall be changed only by agreement in writing signed by Guarantor and Administrative Agent. Any waiver or consent with respect to this Guarantee shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between the parties, no usage of trade and no parole or extrinsic evidence of any nature shall be used to supplement or modify any of the terms or provisions of this Guarantee.

         Section 6.5. Notices. Any notices or other communications required or permitted to be given hereunder shall be given or made by telex, telegraph, telecopy (confirmed by mail), mail, cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the address set forth below for such recipient or at such other address as shall be designated by such recipient in a notice to the other parties hereto given in accordance with this Section :





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                 If to Guarantor:

                 Seagull Energy Corporation
                 1001 Fannin, Suite 1700
                 Houston, Texas  77002
                 Attention:  Treasurer

                 If to Administrative Agent:

                 Chemical Bank of Canada,
                   as Administrative Agent
                 100 Yonge Street, Suite 90
                 Toronto, Ontario  CANADA M5C 2W1
                 Attention:  Mr. David McGorman

Except as may be otherwise provided herein, all notices and other communications shall be deemed to have been duly received when transmitted by telex or telecopier during regular business hours, delivered to the telegraph or cable office, or personally delivered or, in the case of a mailed notice, three (3) days after deposit in the United States mail, postage prepaid, certified mail with return receipt requested (or upon actual receipt, if earlier), in each case given or addressed as aforesaid. Actual notice, however and from whomever given or received, shall always be effective when received.

         Section 6.6. Gender; "Including" is Not Limiting; Section Headings. The masculine and neuter genders used in this Guarantee each includes the masculine, feminine and neuter genders, and the singular number includes the plural where appropriate, and vice versa. Wherever the term "including" or a similar term is used in this Guarantee, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The headings used in this Guarantee are included for reference only and shall not be considered in interpreting, applying or enforcing this Guarantee.

         Section 6.7. Right of Setoff. Guarantor hereby agrees with and consents to the provisions of Section 11.4 of the Credit Agreement. Without limiting the generality of the foregoing, Guarantor consents to the granting of the security interest in and the collateral transfer of all of the deposits, funds or property of Guarantor or Indebtedness of any Bank to Guarantor for the purposes set forth in Section 11.4 of the Credit Agreement.

         Section 6.8. Venue. This Guarantee is performable in Calgary, Alberta, Canada, which shall be a proper place of venue for suit on or in respect of this Guarantee. Guarantor irrevocably agrees that any legal proceeding in respect of this Guarantee shall be brought in the courts of the Province of Alberta and the courts of appeal therefrom (collectively, the "Specified Courts"). Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts.





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Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Guarantor further (1) agrees to designate and maintain an agent for service of process in Calgary, Alberta, Canada in connection with any such suit, action or proceeding and to deliver to Administrative Agent evidence thereof and (2) irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered mail, return receipt requested, postage prepaid, to Guarantor at its address as provided in this Guarantee or as otherwise provided by governing law. Nothing herein shall affect the right of any Agent or any Bank to commence legal proceedings or otherwise proceed against Guarantor in any jurisdiction or to serve process in any manner permitted by applicable law. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE PROVINCE OF ALBERTA AND OF CANADA FROM TIME TO TIME IN EFFECT.

         Section 6.9. Survival. The representations, covenants and agreements set forth in this Guarantee shall continue and survive until final termination of this Guarantee.

         Section 6.10. Rights Cumulative; Delay Not Waiver. Any Agent's or any Bank's exercise of any right, benefit or privilege under any of the Loan Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of any of any Agent's or any Bank's other present or future rights, benefits or privileges. The remedies provided in this Guarantee are cumulative and not exclusive of any remedies provided by law, the Loan Documents or any other papers. No failure by any Agent or any Bank to exercise, and no delay in exercising, any right under any Loan Document or any other papers shall operate as a waiver thereof.

         Section 6.11. Severability. If any provision of this Guarantee is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Guarantee shall not be affected thereby, and this Guarantee shall be liberally construed so as to carry out the intent of the parties to it.

         Section 6.12. Entire Agreement. THIS GUARANTEE EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG GUARANTOR, AGENTS AND BANKS WITH RESPECT TO ITS SUBJECT MATTER AND SUPERSEDES ALL PRIOR CONFLICTING OR INCONSISTENT AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER. GUARANTOR ACKNOWLEDGES AND AGREES THAT THERE IS NO ORAL AGREEMENT AMONG GUARANTOR,





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AGENTS AND BANKS WHICH HAS NOT BEEN INCORPORATED IN THIS GUARANTEE.

         Section 6.13.   Usury Not Intended; Saving Provisions.
Notwithstanding any provision to the contrary contained in any Loan Document, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Guarantee which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable laws of the Province of Alberta or the applicable laws of Canada, whichever permit the higher rate. In this connection, Guarantor, Agents and Banks stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Guarantee shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. No Guarantor shall ever be liable for interest in excess of the maximum rate permitted by applicable laws. If, for any reason whatever, such interest paid or received during the full term of the applicable indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Agents or Banks, as the case may be, shall credit against the principal of such indebtedness (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws. All sums paid or agreed to be paid to any Agent or any Bank for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable indebtedness, so that the interest rate is uniform throughout the full term of such indebtedness. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, among Guarantor, Agents and Banks.

         Section 6.14. Acknowledgement of Terms of Credit Agreement Binding Upon Guarantor. Guarantor acknowledges and agrees to the covenants, agreements, representations, warranties and other provisions of the Credit Agreement which refer to the "Parent".

         THIS GUARANTEE is executed as of the date first above written.


                                        SEAGULL ENERGY CORPORATION


                                        By: ____________________________________
                                                 Robert M. King,
                                                 Vice President, Corporate
                                                 Development and Treasurer





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